Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2024, except for Note 8, as to which date is March 13, 2025 with respect to the financial statements of Blade Air Mobility Inc. and Subsidiaries for the year ended December 31, 2023 included in the Annual Report on Form 10-K.

/s/ Marcum LLP

Marcum LLP

Melville, NY

November 21, 2025